Exhibit 10.1

Licence Agreement

Dated    23 December 2009

Commonwealth Scientific and Industrial Research Organisation

Benitec Australia Limited ACN 080 299 645

Benitec Limited ACN 068 943 662

Licence Agreement

Contents

Details		1

General terms		3

1	Interpretation	3

1.1	Definitions	3
1.2	Rules for interpreting this agreement	9
1.3	Business Days	10

2	Commencement	10

3	PRIOR AGREEMENTS	10

3.1	Commercial Agreement, Licence Agreement and Capital Growth Agreement	10
3.2	Promega, Sigma-Aldrich and Related Licence Agreements	10

4	GRANT OF COMMERCIALISATION RIGHTS AND LICENCE TO BENITEC AUSTRALIA	11

4.1	Benitec’s Commercialisation Rights	11
4.2	Grant of licence under Other Patents	11
4.3	Grant of rights to Benitec Australia under the Relevant Patents	11

5	Retained commercialisation rights of CSIRO	11

5.1	CSIRO’s Commercialisation Rights	11
5.2	Clarifications	11
5.3	Acknowledgements	13

6	ADDITIONAL LICENCE TERMS	13

6.1	Registration of licence	13
6.2	Licence to be exercisable by Affiliate	14
6.3	Licences and Sub-licences	14

7	RESEARCH AND DEVELOPMENT RIGHTS	14

7.1	CSIRO’s rights	14
7.2	Benitec Australia’s rights	14

8	Commercialisation of Research Tool Products and Research Tool Services	15

8.1	Allocation of rights	15
8.2	Reservation of rights	15
8.3	Acknowledgements and undertaking	16
8.4	Commercialisation revenues	17

9	PATENT OWNERSHIP	19

9.1	Ownership of Patents and Patent Applications	19

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10	PATENT MAINTENANCE AND PROSECUTION	19

10.1	Patent Management	19
10.2	Patent Management Committee	21
10.3	Elevation	21
10.4	Protection against undue narrowing	22
10.5	Implementation of patent management decisions – ‘099 Patent	23
10.6	New Patent Costs	26
10.7	Relevant Patents proposed to be abandoned	29

11	ADDITIONAL BENITEC PATENTS	30

11.1	Mutual undertakings	30

12	INDEMNITY	30

12.1	Indemnity from Benitec Australia	30
12.2	Indemnity from CSIRO	31

13	REPRESENTATIONS AND WARRANTIES	31

13.1	No warranties regarding infringement	31
13.2	Mutual representations and warranties	31
13.3	Repetition of representations and warranties	33
13.4	Reliance on representations and warranties	33

14	ASSIGNMENT	33

15	LITIGATION RIGHTS	34

15.1	Good Faith and Notification of disputes	34
15.2	Litigation rights	34
15.3	Obligations of Sublicensees	35
15.4	Indemnity by sub-licensor in favour of other party	35

16	CONFIDENTIALITY AND PUBLICITY	35

16.1	Confidentiality	35
16.2	Publicity	36

17	DISPUTE RESOLUTION	36

17.1	Parties to engage in mediation	36
17.2	Guidelines for arbitration	37
17.3	Reserved rights	37

18	TERMINATION	37

18.1	Termination by either party	37
18.2	Termination not to affect accrued rights of action	38
18.3	Breach not giving right to terminate	38
18.4	Consequences of termination	38

19	GST	38

19.1	Consideration GST exclusive	38
19.2	Payment of GST	38
19.3	Reimbursements	39
19.4	Interpretation	39

20	COMMON INTEREST PRIVILEGE	39

20.1	Acknowledgements	39
20.2	Further agreement	39
20.3	Interpretation	39

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21	GENERAL	40

21.1	Proper Law	40
21.2	Force Majeure	40
21.3	Notices	40
21.4	Severability	41
21.5	Relationship of parties	41
21.6	Waivers	41
21.7	Counterparts	41
21.8	Costs and expenses	42
21.9	Compliance with applicable requirements	42
21.10	Cumulative rights	42
21.11	Further assurances	42
21.12	Operation of indemnities	42
21.13	Set off	42
21.14	Exclusion of contrary legislation	43

Schedule 1 - Patents And Patent Applications		44

Schedule 2 - Additional Benitec Patents		51

Schedule 3 - Insolvency Event		53

Signing page		55

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Licence Agreement

Details

Parties	CSIRO, Benitec Australia and Benitec

CSIRO	Name	Commonwealth Scientific and Industrial Research Organisation

	ABN/ACN/ARBN	41 687 119 230

	Address	5 Julius Avenue Riverside Corporate Park North Ryde NSW 2113

	Telephone	02 9490 8255

	Fax	02 9490 8260

	Attention	General Manager – IP, Licensing and Technology Transfer Support

Benitec Australia	Name	Benitec Australia Limited

	ACN	080 299 645

	Address	c/o FAL Lawyers 16/356 Collins Street Melbourne Vic 3000

	Telephone	(03) 9642 2252

	Fax	(03) 9642 2272

	Attention	Chief Executive Officer

Benitec	Name	Benitec Limited

	ACN	068 943 662

	Address	c/o FAL Lawyers 16/356 Collins Street Melbourne Vic 3000

	Telephone	(03) 9642 2252

	Fax	(03) 9642 2272

	Attention	Chief Executive Officer

Licence Agreement 20 April 2015	1

Recitals	Commencing on the Effective Date, CSIRO and Benitec Australia agree that their rights and obligations in respect of the Patents and Patent Applications will be governed by the terms of this agreement.

Governing law	New South Wales

Date of agreement	See Signing page

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Licence Agreement

General terms

1	Interpretation

1.1	Definitions

‘099 Patent means the United States Patent No. US6,573,099.

Additional Benitec Patents means those patents and patent applications listed in Schedule 2 of this agreement.

Affiliate shall mean any entity that is Controlled by, Controls, or is under common Control with a party, as the case may be.

Animal shall mean any species of the Kingdom Animalia, according to the Linnaean System of Taxonomy, and cells, tissues and organs isolated therefrom, but excluding Humans.

Animal Therapeutics shall mean any application of the Technology that comprises a therapeutic agent or method for the treatment or prevention of a disease, disease state or disorder, or for the maintenance of health in Animals.

Benitec Current Rights means the rights granted to Benitec Australia to Commercialise and conduct research and development in respect of:

(a)	the Patents and Patent Applications;

(b)	the Technology; or

(c)	the Patents and Patent Applications and the Technology,

under this agreement.

Business Day means a day that is not a Saturday, Sunday or public holiday in Sydney, New South Wales.

Capital Growth Agreement means the agreement dated 8 December 2003 between the parties entitled “Capital Growth Agreement”.

Commercialise or Commercialisation shall mean the Exploitation of a Patent or Patent Application, and / or the licensing (with a right to sub-license) and sub-contracting of the Exploitation of a Patent or Patent Application, but shall exclude Research and Development.

Control(s) or Controlled shall have the meaning that is afforded to it in the Corporations Act 2001 (Cth).

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Delivery Agent means any agent (including a construct, vector, molecule or complex) engineered to deliver an RNAi Molecule into a cell, including:

(a)	an agent engineered to deliver into the cell an RNAi Molecule synthesised outside the cell;

(b)	a DNA molecule from which an RNAi Molecule may be transcribed in the cell;

(c)	a viral vector from which an RNAi Molecule may be produced in the cell through:

(i)	replication of the vector; and/or

(ii)	in the case of a DNA virus, transcription of the vector; and/or

(iii)	in the case of an RNA virus that utilises reverse transcription, transcription of a reverse transcription product of the vector,

and may be a DNA virus or an RNA virus or an agent derived from or incorporated in such a virus (and may, but need not, be an RNA virus that involves reverse transcription),

and includes a formulated pharmaceutical product for administration to an organism that incorporates the subject matter of paragraph (a), (b) or (c).

Effective Date means 4 January 2010.

Exploit shall mean, in relation to any jurisdiction in the Territory, anything that would infringe a Valid Claim in that jurisdiction (unless a license were granted), and includes the meaning given to the word “Exploit” in the Patents Act 1990 (Cth). Exploits and Exploitation shall be similarly construed.

Food Additive means a substance which when combined with other ingredients has a tradition of use as a food in the form in which it is consumed.

Foodstuff means a substance ingested orally which has a tradition of use as a food in the form in which it is consumed.

Force Majeure Event shall mean an event which is not within the reasonable control of the party claiming to be affected by such event, and any act of God, earthquakes, lightning strikes, floods, storms, explosions, fires or other natural disasters, war, revolution or other unlawful act against public order or authority, or industrial dispute (other than any such dispute concerning the party).

Fungus shall mean any species of the Kingdom Fungi, according to the Linnaean System of Taxonomy, and cells, tissues and organs isolated therefrom, and ‘Fungi’ shall be similarly construed.

Government Agency means:

(a)	a government or government department or other body;

(b)	a governmental, semi-governmental or judicial person; or

(c)	a person (whether autonomous or not) who is charged with the administration of a law.

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Human or Humans shall mean Homo sapiens, and cells, tissues and organs isolated therefrom.

Human Field:

(a)	shall mean all Uses of the Technology:

(i)	in Humans and Animals for research to understand the role of Human genes in Human biology, physiology and metabolism;

(ii)	in Humans and Animals for studying and understanding diseases, disease states and disorders of Humans;

(iii)	in Humans and Animals for development and validation of RNAi Human Therapeutics, including:

(A)	development and validation of Delivery Agents to assess potential for use as an RNAi Human Therapeutic; and

(B)	the use of Transgenic Animals in experiments that Use the Technology in those Animals for the sole purpose of such development or validation;

(iv)	in Humans and isolated Animal cells (but not otherwise involving the use of Animals) for development, validation and manufacture of Non-RNAi Human Therapeutics;

(v)	in Humans, Protista, Fungi and isolated Animal cells (but not otherwise involving the use of Animals) for the manufacture of RNAi Human Therapeutics;

(vi)	in Humans, and in isolated Animal cells in diagnostic kits for use in conjunction with testing Human cells, for diagnosing and monitoring of diseases, disease states and disorders of Humans;

(vii)	in Humans for:

(A)	preventing and treating diseases, disease states and disorders of Humans (including those caused by Pathogens and Parasites of Humans);

(B)	preventing and treating Pathogens and Parasites of Humans;

(viii)	in Animals (including Transgenic Animals) for the sole purpose of preparing Animal organs, tissues and cells for xenotransplantation into Humans;

(ix)	in Humans for treating a xenotransplant in a Human;

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(b)	also includes manufacturing an RNAi Molecule or a Delivery Agent outside a cell (including acellular or synthetic manufacture), or in bacteria or otherwise in a cell in a manner that does not Use the Technology in the cell, solely for the purpose of carrying out the activities set out in paragraph (a), provided always that the Delivery Agent is engineered for delivery or administration to the relevant organism or cell type as set out in paragraph (a) to cause Use of the Technology in the organism or cell type;

(c)	excludes all Uses of the Technology in Plants;

(d)	excludes all Uses of the Technology to make Foodstuffs, Food Additives and Nutraceuticals that do not rely upon the Use of the Technology in Humans;

(e)	excludes making, using and selling Research Tool Products and providing Research Tool Services.

Human Therapeutics shall mean any application of the subject matter of the Patents and Patent Applications that comprises a therapeutic agent or method for the treatment or prevention of a disease, disease state or disorder, or for the maintenance of health, in Humans (including in relation to Pathogens and Parasites of Humans), other than for purely diagnostic ex vivo purposes relating solely to Humans and excludes all Foodstuffs, Food Additives and Nutraceuticals that do not Use the Technology in Humans.

Insect shall mean any species being a member of the Kingdom Animalia, Phylum Arthropoda, Class Insecta according to the Linnaean System of Taxonomy.

Insolvency Event shall mean an event as defined in Schedule 3.

New Patent Costs means the costs, incurred as from the Effective Date, for the prosecution and maintenance of the Relevant Patents, or the conduct of a defensive proceeding in respect of a Relevant Patent (including an opposition or an interference proceeding in respect of which Benitec Australia has a payment obligation under clause 10.6(i) or 10.6(j)), including legal and patent attorney fees and disbursements. New Patent Costs includes all costs relating to the re-examination of the ‘099 Patent (including any appeals).

Non-RNAi Human Therapeutic means a Human Therapeutic the manufacture of which involves use of an RNAi Molecule to induce downregulation of target gene expression in a cell used in the manufacture of the Non-RNAi Human Therapeutic and which is not an RNAi Human Therapeutic or an RNAi Molecule.

Nutraceutical means a substance that is a cosmetic or that has drug-like properties but is not legally recognised as a therapeutic agent by the Australian Therapeutic Goods Agency or the US Food and Drug Administration.

Other Patents means each of the Patents and Patent Applications that is not a Relevant Patent.

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Parasite shall mean any organism living in, with or on another organism, to the detriment of that host organism.

Pathogen shall mean any specific causative agent of disease, such as a virus, bacterium or Fungus.

Patents and Patent Applications means the patents and patent applications set out in part 1 of Schedule 1 to this agreement.

Plant shall mean any species being a member of the Kingdom Plantae according to the Linnaean System of Taxonomy and cells, tissues and organs isolated therefrom.

Promega means Promega Corporation, a Wisconsin corporation having its principal place of business at 2800 Woods Hollow Road, Madison, Wisconsin 53711.

Promega Licence Agreement means the agreement between Benitec Australia, Promega and CSIRO effective as of 19 August 2005 by the agreement of that date.

Protista shall mean any species being a member of the Kingdom Protista according to the Linnaean System of Taxonomy.

Quarter means each three monthly period of January to March, April to June, July to September and October to December.

Research and Development shall mean the use of any of the Patents and Patent Applications for the purpose of:

(a)	scientific inquiry;

(b)	improving upon the invention claimed in the Patents and Patent Applications;

(c)	finding a new use for the invention claimed in the Patents and Patent Applications; or

(d)	creating a new product or process using the invention claimed in the Patents and Patent Applications.

Relevant Patents means each of the Patents and Patent Applications determined in accordance with part 2 of Schedule 1 to this agreement.

Research Tool Products means any product, including a Transgenic Animal, the manufacture, use or sale of which would Use the Technology, that is sold for use in Research and Development within the Human Field, but does not include a product the manufacture, use or sale of which is for, or comprises:

(a)	Use of the Technology in Plants; or

(b)	a therapeutic agent or method of treatment, prevention, monitoring or diagnosis of a disease, disease state or disorder, or for the maintenance of health, in Humans.

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Research Tool Services means any service provided solely in the Human Field (including undertaking in-house research services and provision of research services to third parties), but does not include services that:

(a)	involve Use of the Technology in Plants;

(b)	are provided for research related to Animals; or

(c)	use a therapeutic agent or method of treatment, prevention, monitoring or diagnosis of a disease, disease state or disorder, or for the maintenance of health, in Humans.

RNAi Human Therapeutic means a Human Therapeutic comprising a Delivery Agent engineered for the sole purpose of administration to a Human so as to Use the Technology in a Human and excludes all Foodstuffs, Food Additives and Nutraceuticals that do not rely upon the Use of the Technology in Humans.

RNAi Molecule means a double stranded RNA molecule that induces sequence specific downregulation of target gene expression in a cell, where the double stranded RNA molecule has two separate complementary strands or a single strand having two complementary parts that hybridise.

Sigma-Aldrich Licence means the licence agreement between Sigma-Aldrich Inc, Benitec Australia and CSIRO which has an effective date of 21 October 2005.

Technology means the subject matter of the Patents and Patent Applications that involves Use of the Technology.

Term means the period from the Effective Date until the date of expiry of the last of the Patents and Patent Applications unless the agreement is sooner terminated as provided in the agreement.

Territory means worldwide.

Transgenic Animal means an Animal whose genome has been modified by introduction and integration of exogenous DNA.

Transition Agreement means the agreement between the parties entitled ‘Transition Agreement’ and executed on or about the date of this agreement.

Use of the Technology in an organism or cell type, means inducing downregulation of target gene expression in a cell of the organism or cell type (where the target gene may be endogenous or exogenous), such downregulation being induced by an RNAi Molecule that is introduced into the cell by any means.

In the case of Use of the Technology for preventing and treating Pathogens and Parasites of an organism, Use of the Technology in the organism also includes downregulation of target gene expression in a cell of a Parasite or Pathogen that is in, on or otherwise in contact with the organism, being downregulation induced by an RNAi Molecule introduced into a cell of the organism.

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Non-limiting examples of means of introducing an RNAi Molecule into a cell include:

(a)	by direct introduction into the cell of an RNAi Molecule synthesised outside the cell;

(b)	by transcription from a DNA molecule introduced into the cell or a proximate cell, whether the DNA molecule is introduced directly (such as via a DNA virus) or indirectly (such as through reverse transcription from an RNA virus)); or

(c)	by replication and/or transcription of a viral vector introduced into the cell or a proximate cell, whether a DNA virus or an RNA virus (whether or not involving reverse transcription),

where ‘proximate cell’ means a cell within the same organism or cell culture as the cell into which the DNA molecule or viral vector is introduced.

Where the expression “Use of the Technology” does not refer to an organism or cell type, the expression will mean any use of the subject matter of the Patents and Patent Applications.

The expressions “Use the Technology” and “application of the Technology” shall be similarly construed.

Valid Claim shall mean:

(a)	any claim of an issued and unexpired patent within the Patents and Patent Applications which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclosed or admitted to be invalid or unenforceable through reissue or otherwise; or

(b)	a claim of a pending patent application within the Patents and Patent Applications which claim is subsequently granted.

1.2	Rules for interpreting this agreement

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

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(iii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

1.3	Business Days

If the day on or by which a person must do something under this document is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

2	Commencement

This Agreement commences on 4 January 2010.

3	PRIOR AGREEMENTS

3.1	Commercial Agreement, Licence Agreement and Capital Growth Agreement

The parties acknowledge that certain agreements will be terminated, or made subject to conditions for termination, as set out in the Transition Agreement.

3.2	Promega, Sigma-Aldrich and Related Licence Agreements

CSIRO hereby grants Benitec Australia a licence to the extent required (if any) to confirm that Benitec Australia has and always had the right to be a co-licensor with CSIRO in the Sigma-Aldrich Licence and in the Promega

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Licence, and to confirm that Benitec Australia has and always had the right to be licensor in those licence agreements listed in Schedule 2.4 of the Sigma-Aldrich Licence, being licence agreements transferred from Promega to Benitec Australia.

4	GRANT OF COMMERCIALISATION RIGHTS AND LICENCE TO BENITEC AUSTRALIA

4.1	Benitec’s Commercialisation Rights

(a)	Benitec Australia has the sole, exclusive and absolute right to Commercialise worldwide for its own use and benefit and within its sole discretion the Technology in the Human Field as set out in clauses 4.2 and 4.3.

(b)	Benitec Australia shall not Commercialise the Technology outside the Human Field.

4.2	Grant of licence under Other Patents

CSIRO grants to Benitec Australia and Benitec Australia takes from CSIRO the exclusive licence under the Other Patents, to the exclusion of CSIRO and others, for the Term in the Territory to Commercialise the Technology in the Human Field.

4.3	Grant of rights to Benitec Australia under the Relevant Patents

CSIRO grants to Benitec Australia and Benitec Australia takes from CSIRO the exclusive licence under the Relevant Patents, to the exclusion of CSIRO and others, for the Term in the Territory, to Commercialise the Technology in the Human Field.

5	Retained commercialisation rights of CSIRO

5.1	CSIRO’s Commercialisation Rights

Benitec Australia acknowledges that CSIRO has the exclusive right under the Patents and Patent Applications, for the Term in the Territory, to the exclusion of Benitec Australia and others, to Commercialise the subject matter of the Patents and Patent Applications other than Commercialisation of the Technology in the Human Field, for the Term in the Territory. CSIRO may exercise the foregoing Commercialisation rights for its own use and benefit and within its sole discretion.

5.2	Clarifications

The following activities fall outside Commercialisation of the Technology in the Human Field:

(a)	all uses of the subject matter of the Patents and Patent Applications in Plants, including all Uses of the Technology in Plants and all uses of the subject matter of the Patents and Patent Applications for the manufacture of Non-RNAi Human Therapeutics using Plants;

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(b)	all uses of the subject matter of the Patents and Patent Applications in Animals, including all Uses of the Technology in Animals and all uses of the subject matter of the Patents and Patent Applications for the manufacture of Non-RNAi Human Therapeutics using Animals (other than isolated Animal cells), except to the extent specified in the definition of Human Field.

(c)	without derogating from paragraph (b) above, all uses of the subject matter of the Patents and Patent Applications in Animals for:

(i)	research to understand the role of Animal genes in Animal biology, physiology and metabolism;

(ii)	studying and understanding diseases, disease states and disorders of Animals, including research to understand the Pathogens and Parasites of Animals;

(iii)	diagnosing and monitoring of diseases, disease states and disorders of Animals;

(iv)	diagnosing and preventing Pathogens and Parasites of Animals;

(v)	the development and validation of treatments (including prophylactic treatments) and therapeutic agents for use in Animals including the development and validation of Animal Therapeutics and Transgenic Animals, but for the avoidance of doubt this paragraph (v) does not affect the interpretation that Use of the Technology in Animals for the development and validation of RNAi Human Therapeutics (including development and validation of Delivery Agents to assess potential for use as an RNAi Human Therapeutic) falls within the Human Field;

(vi)	save to the extent set out in paragraphs (a)(viii), (a) (ix) and (b) of the definition of Human Field, the manufacture of treatments (including prophylactic treatments) and therapeutic agents for use in Animals including the manufacture of Animal Therapeutics and the generation of Transgenic Animals;

(d)	all uses of the subject matter of the Patents and Patent Applications in Plants, Animals, Fungi, Protista, prokaryotes or outside a cell to make Foodstuffs, Food Additives or Nutraceuticals, provided such Foodstuffs, Food Additives or Nutraceuticals do not rely upon the Use of the Technology in Humans;

(e)	all uses of the subject matter of the Patents and Patent Applications in the diagnosis or monitoring of Humans that have consumed Foodstuffs or Food Additives or consumed or been applied Nutraceuticals, and the prevention or treatment of Human disease by Human consumption of Foodstuffs or Food Additives or by Human consumption or application to a Human of Nutraceuticals, provided such diagnosis, monitoring, prevention or treatment does not rely upon the Use of the Technology in Humans;

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(f)	all uses of the subject matter of the Patents and Patent Applications in the diagnosis or monitoring of Humans treated with Non-RNAi Human Therapeutics manufactured other than through Use of the Technology in Humans or isolated Animal cells to manufacture Non-RNAi Human Therapeutics, provided such diagnosis or monitoring does not rely upon the Use of the Technology in Humans;

(g)	all uses of the subject matter of the Patents and Patent Applications in the prevention or treatment of Human disease by treatment of Humans with Non-RNAi Human Therapeutics manufactured other than through Use of the Technology in Humans or isolated Animal cells to manufacture Non-RNAi Human Therapeutics, provided such prevention or treatment does not rely upon the Use of the Technology in Humans;

(h)	all uses of the subject matter of the Patents and Patent Applications in the prevention of Human disease by treatment of Animals infected with or otherwise carrying a Human disease-causing agent or by prevention of infection of Animals or transmission by Animals of a Human disease-causing agent, except to the extent specified in paragraphs (a)(vii), (a)(viii) and (a)(ix) of the definition of Human Field.

5.3	Acknowledgements

(a)	The references to research, study, development and validation in the Human Field do not derogate from the exclusion of Research and Development from the definition of Commercialise and do not affect the interpretation of any provision in this agreement.

(b)	The parties acknowledge that if exploitation of the Technology within a party’s exclusive field were to generate a solution or a technology also having application in the other party’s exclusive field, then those circumstances do not, of themselves:

(i)	render the first named party’s exploitation as having taken place outside the first named party’s exclusive field; or

(ii)	provide any right or licence not otherwise provided for in this agreement.

(c)	CSIRO acknowledges that its rights to Use of the Technology outside the Human Field do not, of themselves, provide CSIRO an entitlement to use in Humans an RNAi Human Therapeutic manufactured outside the Human Field without a licence from Benitec Australia.

6	ADDITIONAL LICENCE TERMS

6.1	Registration of licence

Benitec Australia shall bear all costs and expenses incurred in any registration of any licence granted to it in this agreement.

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6.2	Licence to be exercisable by Affiliate

(a)	Each party acknowledges that the other party shall be permitted to arrange for the exercise of the rights to Exploit the Patents and Patent Applications granted herein by an Affiliate and any action of such Affiliate shall be deemed for all purposes to be an action of that party.

(b)	Affiliates which exercise rights under clause 6.2(a) will be subject to the obligations of its related party under this agreement.

6.3	Licences and Sub-licences

Neither party may grant a licence or sub-licence (where permitted) to a third party of all or any of its rights in the Patents and Patent Applications under this agreement which contains rights that are broader than, or otherwise inconsistent with, the parties’ rights and obligations under this agreement.

7	RESEARCH AND DEVELOPMENT RIGHTS

7.1	CSIRO’s rights

(a)	CSIRO or an Affiliate of CSIRO (CSIRO Entities) shall be entitled, either in their own right or in collaboration, or under contract, with other persons, to conduct Research and Development in relation to the Patents and Patent Applications, including to conduct Research and Development in relation to the Technology on a non-exclusive basis, for the life of each of the Patents and Patent Applications in all fields and to license such other persons to Exploit the Patents and Patent Applications including the Technology for the purposes of such Research and Development, free of any payment to Benitec Australia.

7.2	Benitec Australia’s rights

(a)	Benitec Australia or an Affiliate of Benitec Australia (Benitec Australia Entities) shall be entitled on a non–exclusive basis, either in their own right or in collaboration, or under contract, with other persons, to conduct Research and Development in relation to the Technology for the life of each of the Patents and Patent Applications in all fields other than the application of the Technology to Plants and, subject to clause 8.1, to sublicense such other persons to Exploit the Technology for the purposes of such Research and Development, free of any payment to CSIRO.

(b)	The parties further agree that, in the event that Benitec Australia Entities conceive and develop, or are otherwise entitled, whether in their own right or in collaboration or under contract with another person, to any invention as a consequence of the further Research and Development authorised by clause 7.2(a) of this agreement the relevant Benitec Australia Entities (together with the other party) shall be entitled to apply for and prosecute to grant any patent relating to such an invention solely in its own name and at its own expense.

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(c)	Where Benitec Australia Entities seek to Commercialise any invention referred to in clause 7.2(b) outside the Human Field those Benitec Australia Entities shall have the right to request a licence from CSIRO on commercial terms which CSIRO shall consider and shall either grant or not grant in its absolute discretion.

(d)	For the avoidance of doubt, the rights granted to Benitec Australia under this clause do not extend to any other person or legal entity not being a Benitec Australia Entity. Any such person or legal entity wishing to:

(i)	conduct Research and Development in relation to the Technology, other than in collaboration or pursuant to a contract with a Benitec Australia Entity; or

(ii)	Exploit, or authorise the Exploitation of, any invention resulting from such Research and Development,

will, insofar as such Research and Development or Exploitation is not within the scope of the Technology and in the Human Field and would infringe a Valid Claim or Valid Claims, require a licence from CSIRO.

(e)	Notwithstanding anything else contained in this clause 7.2 in the event that Benitec Australia or an Affiliate of Benitec Australia acquires a company or other entity, or any business which is using the Technology in Plants under a licence in relation to the Technology from a party entitled to grant such rights at the relevant time, then the prohibition imposed on Benitec Australia or any Affiliate of Benitec Australia not to apply the Technology to Plants shall not and does not apply to such company, entity or business. Additionally, Benitec Australia and its Affiliates are not in breach of any obligation under this clause 7.2 whilst the company, entity or business continues to have such licence.

8	Commercialisation of Research Tool Products and Research Tool Services

8.1	Allocation of rights

(a)	As between the parties, CSIRO retains an exclusive right for the Term in the Territory to Exploit and license Research Tool Products and Research Tool Services.

(b)	Clause 8.1(a) takes precedence over clause 4, but is subject to clauses 3.2 and 8.2.

8.2	Reservation of rights

(a)	Without derogating from Benitec Australia’s rights under clause 7.2, CSIRO grants Benitec Australia, for the Term in the Territory, a nonexclusive, limited license under the Patents and Patent Applications, without the right to sublicense (save as set out in paragraphs (v) and (vi) below), to use and practice the Technology for Research and Development in the Human Field,

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but this licence grant does not include a right to use and practice the Technology in the following fields:

(i)	Use of the Technology in Plants;

(ii)	research related to Animals (save to the extent set out in the definition of Human Field); and

(iii)	use of a therapeutic agent or method of treatment, prevention, monitoring or diagnosis of a disease, disease state or disorder, or for the maintenance of health, in Humans – Benitec Australia has the exclusive right to Commercialise the Technology in this field under clause 4, the licence being for:

(iv)	Benitec Australia’s internal business purposes;

(v)	collaborative or joint venture-type arrangements with third parties where Benitec Australia retains a proprietary interest in the results (including Therapeutic Products) of such collaboration or joint venture, where “Therapeutic Products” means any drugs, genes, peptides, proteins or other molecules that are used to, diagnose, prevent or treat diseases, disease states and disorders in Humans, or are beneficial in a disease-healing process in Humans; and

(vi)	providing to sub-licensees of Benitec Australia’s Commercialisation rights in the Human Field sublicences to conduct Research and Development in the Human Field for their internal business purposes provided that such use is in furtherance of the sub-licence of Benitec Australia’s Commercialisation rights in the Human Field.

8.3	Acknowledgements and undertaking

(a)	CSIRO acknowledges that, as at the Effective Date, due to the terms of the Sigma-Aldrich Agreement, CSIRO is not entitled to grant any licences for Research Tool Products or Research Tool Services to third parties under clause 8.1.

(b)	Benitec Australia acknowledges that, as at the Effective Date, due to the terms of the Sigma-Aldrich Agreement, Benitec Australia is not entitled to grant any licences for Research Tool Products or Research Tool Services to third parties under clause 8.2 save to the extent provided:

(i)	in clause 3.1(a) of the Sigma-Aldrich Agreement (which is reflected in clauses 8.2(a)(iv) and 8.2(a)(v) of this Agreement); and

(ii)	in clause 3.1(c) of the Sigma-Aldrich Agreement (which is included within the scope of Benitec Australia’s rights as between the parties to this Agreement as provided in clause 8.2(a)(vi) of this Agreement).

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(c)	CSIRO acknowledges that Benitec Australia is party to the Sigma-Aldrich Agreement and that any amendment of the Sigma-Aldrich Agreement would require Benitec Australia’s express written agreement. CSIRO further acknowledges that pursuant to clauses 15.3(b) and (c) of the Sigma-Aldrich Agreement, the rights granted to Sigma-Aldrich by Benitec Australia and the sub-licences thereunder could not be unilaterally terminated by CSIRO.

(d)	If CSIRO wishes to approach Sigma-Aldrich to propose an amendment to the Sigma-Aldrich Agreement to add additional CSIRO patent rights to the rights licensed to Sigma-Aldrich, or to otherwise propose an amendment to the Sigma-Aldrich Agreement, then CSIRO must first consult with Benitec Australia and must consider in good faith all input received from Benitec Australia in such consultations.

(e)	The parties acknowledge that:

(i)	the scope of the definition of “Research Tool Products” in this Agreement is intended to be substantially identical to the scope of the “Benitec Products” as licensed by Benitec Australia to Sigma-Aldrich under the Sigma-Aldrich Agreement;

(ii)	the scope of the definition of “Research Tool Services” in this Agreement is intended to be at least as broad as the scope of the “Licensed Services” as licensed by Benitec Australia to Sigma-Aldrich under the Sigma-Aldrich Agreement; and

(iii)	the scope of the rights reserved by Benitec Australia under clause 8.2 is intended to be at least as broad as the scope of the rights reserved by Benitec Australia under clauses 3.1(a) and 3.1(c) of the Sigma-Aldrich Agreement.

8.4	Commercialisation revenues

(a)	If during the term of this Agreement CSIRO is in a position to grant licences to third parties for Research Tool Products or Research Tool Services under clause 8.1, or to sell or provide commoditised Research Tool Products or commoditised Research Tool Services to third parties under clause 8.1, then this clause 8.4 will apply.

(b)	CSIRO will pay to Benitec, within 30 days of the end of each Quarter, 50% of Commercialisation Revenue received by CSIRO in the preceding Quarter.

(c)	Each payment under clause 8.4(b) will be accompanied by a written statement providing reasonable details of the basis on which the Commercialisation Revenue was calculated.

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(d)	For the purposes of this clause 8.4, Commercialisation Revenue means:

(i)	all revenue received by CSIRO after the Effective Date in respect of:

(A)	licences granted by CSIRO to third parties under clause 8.1 of this Agreement for Research Tool Products and/or Research Tool Services; or

(B)	CSIRO selling or providing commoditised Research Tool Products or commoditised Research Tool Services to third parties under clause 8.1;

(ii)	which is attributed to Exploitation of the Patents and Patent Applications;

(iii)	including licence fees, royalties, milestone fees, option fees, and other monetary consideration, and the value of non-monetary consideration, but excluding all consideration (whether monetary consideration, the value of in-kind contributions or other non-monetary consideration) received by CSIRO and reasonably attributable to services provided by CSIRO pursuant to funded research arrangements, consultancy arrangements or research collaboration arrangements;

(iv)	less all reasonable costs and expenses incurred by CSIRO in relation to Commercialisation of Research Tool Products and Research Tool Services.

(e)	The attribution of revenues to Exploitation of the Patents and Patent Applications for the purposes of clause 8.4(d)(iii) above will be determined as follows:

(i)	The percentage attribution will be based on an assessment of the contributions to the value of the total package of licensed technology made by each component of the licensed technology;

(ii)	CSIRO and Benitec will negotiate in good faith to agree on a formula for such attribution of value, but in the event that agreement is not reached, the attribution of value will be as determined by CSIRO, but will not be less than 25% attribution to the Patents and Patent Applications.

(f)	CSIRO will provide to Benitec Australia, on a not less than a Quarterly basis, details of all new licences granted to third parties for Research Tool Products or Research Tool Services under clause 8.1.

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9	PATENT OWNERSHIP

9.1	Ownership of Patents and Patent Applications

(a)	The parties agree and acknowledge that CSIRO is the legal and beneficial owner of each of the Patents and Patent Applications.

(b)	Benitec Australia must do all things and execute all further documents necessary to enable CSIRO to take all actions set out in clauses 10 and 15 of this agreement, including executing any necessary further assignment documents or powers of attorney, and must do all things reasonably requested by CSIRO including:

(i)	to procure the execution of documents by Dr Graham and endeavouring to procure the execution of documents by Dr R Rice for such purposes; and

(ii)	arranging for the transfer of any files that Benitec is actually aware of and that CSIRO may not already have relating to the Patents and Patent Applications to CSIRO or to attorneys representing CSIRO as directed by CSIRO.

10	PATENT MAINTENANCE AND PROSECUTION

10.1	Patent Management

(a)	CSIRO shall be solely responsible for the prosecution and maintenance of all of the Patents and Patent Applications. CSIRO’s unfettered right to conduct the prosecution, maintenance and management of the Patents and Patent Applications shall include the following:

(i)	the right to appoint, remove and instruct patent attorneys;

(ii)	the right to draft or procure the drafting of patent specifications;

(iii)	the right to prepare or procure the filing of patent applications;

(iv)	the right to conduct or procure the conduct of patent prosecutions;

(v)	the right to conduct or procure the conduct of opposition proceedings and to defend opposition proceedings;

(vi)	the right to abandon all or part of any claim or part of a specification, or to amend any claim of any of the patents or patent applications comprised in the Patents and Patent Applications; and

(vii)	the right to have Benitec Australia sign within 10 Business Days upon request any form or document reasonably necessary to conduct the prosecution, maintenance and management of the Patents and Patent Applications;

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and Benitec Australia must provide all reasonable assistance to CSIRO’s taking of such action.

(b)	Subject to Benitec Australia’s compliance with the terms of this agreement, CSIRO will use reasonable endeavours to acquire and maintain the broadest patent protection reasonably practicable for the inventions claimed in the Relevant Patents, in the jurisdictions in which the Relevant Patents have been filed, for the longest term reasonably practicable.

(c)	In seeking the broadest patent protection reasonably practicable the parties acknowledge:

(i)	that to the extent that any inherent tension between fields of application can be addressed by a strategy of pursuing narrowly focussed distinct sibling patent applications, then that strategy may be pursued, but otherwise that any such tension will be resolved in accordance with this agreement;

(ii)	amongst other things, timing and commercial considerations impact upon what is considered ‘reasonably practicable’;

(iii)	within this context, Patent Attorneys can legitimately hold different professional views on the best prosecution strategy for a Relevant Patent and Benitec recognises CSIRO’s rights under clause 10.1(a) prevail in this regard.

(d)	Benitec Australia shall have the following rights in relation to the prosecution, maintenance and management of the Relevant Patents:

(i)	the right to be kept up to date and in a timely manner of the progress of any patent applications comprised in the Relevant Patents, to the extent that such applications relate to the Human Field;

(ii)	the right to be advised as soon as reasonably practicable of any act of any relevant Patent Office which is likely to adversely impact on any of the patents or patent applications comprised in the Relevant Patents, to the extent that such act relates to the Human Field; and

(iii)	the right to comment on and have input for a reasonable period prior to any of the actions described in clauses 10.1(a)(iv) and 10.1(a)(v) to the extent that they relate to the Human Field, and CSIRO must reasonably consider all Benitec Australia’s relevant proposals.

(e)

Benitec Australia acknowledges that, as at the Effective Date, CSIRO owes certain input and consultation rights to third parties in respect of the prosecution and maintenance of the Relevant Patents. Notwithstanding the existence of these third party rights, without derogating from Benitec’s rights under clause 10.1(d), the parties

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acknowledge and agree that CSIRO must exercise independent discretion concerning its exercise of its prosecution, maintenance and management rights concerning the Relevant Patents.

(f)	CSIRO will prior to each Patent Management Committee meeting provide Benitec Australia with a report setting out the status of each of the Patents and Patent Applications.

10.2	Patent Management Committee

(a)	The parties shall establish a Patent Management Committee which shall hold meetings no less than six times per year and at times otherwise agreed.

(b)	The role of the Patent Management Committee shall not be as a decision making authority but shall be as an advisory committee to facilitate communication on the management of the Relevant Patents in accordance with clause 10.1 of this agreement.

(c)	The Patent Management Committee will, amongst other things, provide a forum:

(i)	for each party to discuss their needs in relation to the Relevant Patents;

(ii)	to discuss strategic plans for the prosecution and management of the Relevant Patents;

(iii)	to identify and discuss any potential issues in relation to the Relevant Patents; and

(iv)	CSIRO to update Benitec Australia on CSIRO’s strategic plans for the prosecution and management of the Other Patents, to the extent that these are relevant to the Relevant Patents or the Human Field.

(d)	The Patent Management Committee shall consist of persons appointed by each party, being those persons involved in the management and prosecution of the Relevant Patents on behalf of each party.

(e)	The terms of reference for the Patent Management Committee will be determined by unanimous decision of the Patent Management Committee as soon as reasonably practicable after the Effective Date and will be consistent with this agreement.

10.3	Elevation

(a)	Subject to clause 10.3(d), if following discussion at a Patent Management Committee meeting or other communications between members of the Patent Management Committee, Benitec Australia disagrees with CSIRO’s proposed action in respect of a Significant Patent Management Matter, then Benitec Australia may require CSIRO to elevate CSIRO’s decision to the Nominated CSIRO Executive, provided Benitec so notifies CSIRO in writing within seven (7) days of the Patent Management Committee meeting or the other communication.

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(b)	Where Benitec Australia elevates a matter to the Nominated CSIRO Executive, CSIRO will provide Benitec Australia a reasonable opportunity to make written and verbal submissions to the Nominated CSIRO Executive. The Nominated CSIRO Executive must give serious consideration in good faith to Benitec Australia’s submissions.

(c)	Subject only to clause 10.3(d), where Benitec Australia elevates a matter to the Nominated CSIRO Executive, CSIRO will not take any action in relation to the matter (including undertaking the proposed action referred to in clause 10.3(a)) until the Nominated CSIRO Executive has determined the action to be taken on behalf of CSIRO.

(d)	In the case of an Urgent Matter, CSIRO may take such action as is reasonably required to ensure that rights are not lost either at all or in the relevant forum.

(e)	Benitec Australia acknowledges that the procedures set out in this clause 10.3 do not derogate from CSIRO’s rights under clause 10.1.

(f)	In this clause 10.3, the following definitions apply:

Nominated CSIRO Executive means the CSIRO executive occupying the office of Deputy Chief Executive, Operations or Acting Deputy Chief Executive, Operations.

Significant Patent Management Matter means a patent management matter where Benitec Australia considers that the scope of a patent claim in a Relevant Patent being prosecuted or defended is core to Benitec Australia’s business or where the total fees and charges to be borne by Benitec Australia for CSIRO’s proposed action are expected to exceed AUD $10,000.

Urgent Matter means a matter where unless action is taken urgently, rights in the specific patent or patent application may be irretrievably lost or may become unable to be pursued further in the relevant forum, for example where a right to pursue the matter before a patent office would cease unless a response is filed and any further pursuit of the rights would require that action be taken in a court.

10.4	Protection against undue narrowing

If the parties through the Patent Management Committee have not reached a consensus concerning the scope of a proposed amendment to a patent or patent application comprised in the Relevant Patents within a timeframe necessary to respond to the relevant patent office without loss of rights, then if Benitec Australia still considers that an amendment proposed to be made by CSIRO would unnecessarily narrow the scope of the patent or application having regard to:

(a)	the prior art;

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(b)	the support for claims provided by the disclosure in the patent specification; or

(c)	any other basis for determining the scope of a valid claim according to law,

then where possible under the patent laws of the jurisdiction in question, provided sufficient time remains to ensure that no loss of rights will occur, CSIRO will not proceed with that proposed amendment unless it has filed a divisional application or a continuation or continuation in part application that preserves the right to pursue the broader scope of patent protection sought by Benitec Australia. Such application would be a Relevant Patent for the purposes of this agreement.

10.5	Implementation of patent management decisions – ‘099 Patent

Without derogating from CSIRO’s rights under clause 10.1, in the case of the ‘099 Patent, all decisions made under clause 10.1 by CSIRO with the input of Benitec Australia as set out in clauses 10.1, 10.2 and 10.3, for the conduct of the re-examination proceeding involving the ‘099 Patent, and any interference proceeding declared involving the ‘099 Patent, will be implemented as follows from 20 March 2009 until the end of the period determined in accordance with clause 10.5(g).

(a)	The parties will, in accordance with clause 10.5(c), jointly appoint the Nominated US Patent Attorney as the attorney of record before the USPTO for the ‘099 Patent.

(b)	The Parties will, in accordance with clause 10.5(d) ), jointly appoint the Nominated Australian Patent Attorney to act on behalf of the parties in relation to the ‘099 Patent, including to act as the parties’ principal means of conveying instructions to the Nominated US Patent Attorney.

(c)	The parties will jointly appoint the Nominated US Patent Attorney such that:

(i)	the Nominated US Patent Attorney will act on behalf of CSIRO and Benitec Australia in accordance with the other provisions of this paragraph (c) solely for the ‘099 Patent;

(ii)	the Nominated US Patent Attorney undertakes to only take action in relation to the ‘099 Patent on the instructions of CSIRO and Benitec Australia as provided in accordance with clause 10.5(d)(iii);

(iii)	CSIRO and Benitec Australia will provide their instructions to the Nominated US Patent Attorney in either of the following two ways:

(A)	by written instruction signed by an authorised representative or agent of each of CSIRO and Benitec Australia; or

(B)	by instructions, whether written or oral, given by the Nominated Australian Patent Attorney;

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(iv)	CSIRO may unilaterally terminate the joint appointment of the Nominated US Patent Attorney with immediate effect by providing written notice to the Nominated US Patent Attorney if CSIRO determines that Benitec Australia has breached clause 10.5(f);

(v)	Benitec Australia waives any right that could have arisen in the absence of this waiver to terminate the appointment of the Nominated US Patent Attorney without CSIRO’s prior written consent, including for any perceived conflict of interest, arising from the decision implementation arrangements set out in this clause 10.5.

(d)	The parties will jointly appoint the Nominated Australian Patent Attorney such that:

(i)	the Nominated Australian Patent Attorney will act on behalf of CSIRO and Benitec Australia in accordance with the other provisions of this paragraph (d) solely for the ‘099 Patent;

(ii)	the Nominated Australian Patent Attorney undertakes to only take action in relation to the ‘099 Patent on the instructions of CSIRO and Benitec Australia as provided in accordance with clause 10.5(d)(iii);

(iii)	CSIRO and Benitec Australia will provide their instructions to the Nominated Australian Patent Attorney in either of the following two ways:

(A)	by written instruction signed by an authorised representative or agent of each of CSIRO and Benitec Australia; or

(B)	by instructions, whether written or oral, jointly given by CSIRO and Benitec Australia;

(iv)	CSIRO may unilaterally terminate the joint appointment of the Nominated Australian Patent Attorney with immediate effect by providing written notice to the Nominated Australian Patent Attorney if CSIRO determines that Benitec Australia has breached clause 10.5(f);

(v)	Benitec Australia waives any right that could have arisen in the absence of this waiver to terminate the appointment of the Nominated Australian Patent Attorney without CSIRO’s prior written consent, including for any perceived conflict of interest, arising from the decision implementation arrangements set out in this clause 10.5.

(e)	Benitec Australia undertakes to do all acts and execute all documents, if any, necessary to give effect to the rights set out in this clause 10.5.

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(f)	Benitec Australia must:

(i)	jointly with CSIRO, and in a prompt and timely manner as determined by CSIRO, instruct the Nominated Australian Patent Attorney or the Nominated US Patent Attorney, as the case may be, to implement the decisions made in relation to the ‘099 Patent under clause 10.1 by CSIRO with the input of Benitec Australia as set out in clauses 10.1, 10.2 and 10.3; and

(ii)	not purport to independently or unilaterally instruct the Nominated Australian Patent Attorney or the Nominated US Patent Attorney in any matter whatsoever in relation to the ‘099 Patent.

(g)	The period of joint instruction of the Nominated Australian Patent Attorney and the Nominated US Patent Attorney will cease upon the earlier of:

(i)	the latest of:

(A)	the conclusion of the re-examination proceeding, including any appeals conducted in relation to that proceeding and any prosecution activities conducted before the USPTO consequent upon any decision of the USPTO or a court in the re-examination proceeding or any appeal thereof; and

(B)	the conclusion of any interference proceeding involving the ‘099 Patent, provided the interference proceeding is commenced prior to the period set out in paragraph (A) immediately above,

or

(ii)	receipt by the Nominated Australian Patent Attorney of written notice from CSIRO that CSIRO has determined at its sole discretion, without right of appeal by Benitec, that Benitec Australia has breached clause 10.5(f).

(h)	If the period of joint instruction ceases under clause 10.5(g), patent management of the ‘099 Patent shall be subject to clause 10 without clause 10.5.

(i)	In this clause 10.5, the following definitions apply:

Nominated US Patent Attorney means a US patent attorney firm appointed in accordance with clauses 10.1 and 10.5(a) and at the Effective Date is the US firm Cooper and Dunham LLC.

Nominated Australian Patent Attorney means an Australian patent attorney firm appointed in accordance with clauses 10.1 and 10.5(b) and at the Effective Date is the Australian firm Davies Collison Cave.

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(j)	Acknowledgement

Benitec Australia acknowledges that the joint instruction process set out in this clause 10.5 is solely a process for implementing decisions made under clause 10.1 by CSIRO with the input of Benitec Australia as set out in clauses 10.1, 10.2 and 10.3, for the conduct of the re-examination proceeding involving the ‘099 Patent, and any interference proceeding declared involving the ‘099 Patent. Benitec Australia acknowledges that the Nominated US Patent Attorney is counsel solely to CSIRO and that the Nominated Australian Patent Attorney is patent attorney solely to CSIRO. This clause 10.5 does not derogate from CSIRO’s rights under clause 10.1 and in particular does not provide Benitec Australia with any rights to independently or unilaterally instruct the Nominated Australian Patent Attorney or the Nominated US Patent Attorney in any matter whatsoever in relation to the ‘099 Patent.

10.6	New Patent Costs

New Patent Costs shall be budgeted and paid for as follows:

(a)	CSIRO and Benitec Australia will agree a reasonable budget for New Patent Costs for each quarter (which will be informed by historic expenses and anticipated future activity) to fund the actions which, following the deliberations of the Patent Management Committee, are to be taken in the quarter provided that:

(i)	adjustments to the budget for a quarter will be reasonably agreed if new actions, which were not known or determined necessary at the time the initial budget for the quarter was prepared, become necessary in that quarter; and

(ii)	any other non-budgeted New Patent Costs will be agreed by the parties from time to time; and

(b)	Benitec Australia agrees to pay all New Patent Costs in respect of actions determined to be taken in the quarter in accordance with clause 10.6(a), including new actions to be taken in the quarter in accordance with clause 10.6(a)(i), being the actual costs incurred, provided that Benitec Australia will not be liable to pay actual costs that exceed the budgeted amount for an action unless:

(i)	changed circumstances, or new information that has become available, requires an increase in the estimate; and

(ii)	CSIRO has first obtained and brought to the Patent Management Committee a written estimate of the increased cost for the action,

save where for reasons of urgency in advance of a deadline such written estimate cannot practicably be obtained, in which case Benitec Australia will not be liable to pay actual costs that exceed 130% of the agreed estimate for the action.

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(c)	Benitec Australia will be billed directly for the New Patent Costs, unless otherwise agreed, and will receive reasonably detailed invoices for the work performed. In the event that a patent attorney bills Benitec Australia directly, the parties acknowledge that this is an administrative arrangement only and that CSIRO is the client of the patent attorney;

(d)	To support the processes described in clause 10.6(a), save where considered unnecessary by the Patent Management Committee, CSIRO will, through its external Australian patent attorney, use reasonable endeavours to obtain cost estimates, and will supply copies of all such cost estimates to Benitec Australia, where practicable before taking any actions that would incur New Patent Costs, and the external Australian patent attorney’s charges therefore will form part of the New Patent Costs;

(e)	The parties shall, where possible, seek to minimise New Patent Costs and will duly consider any relevant proposals to reduce New Patent Costs without derogating from the principles in clause 10.6(b);

(f)	To the extent that New Patent Costs includes or is proposed to include an amount for travel and accommodation for CSIRO’s representatives (whether external or in-house representatives) then such travel and accommodation expenses must be competitively costed and minimised as much as reasonably practicable. For the purposes of this clause 10.6(f), it will be reasonable:

(i)	for representatives to fly business class on long international flights but not short international flights (less than five hours) or domestic flights;

(ii)	for representatives to obtain accommodation in hotels having a broadband internet connection.

However, it will not generally be reasonable for a party’s representatives to stay in unnecessarily expensive accommodation such as a four to five star hotel. The representative should not undertake other substantive business on the trip unless a basis for apportioning the costs has been agreed.

(g)	If CSIRO licenses a Relevant Patent to any third party outside the Human Field on an exclusive basis after the Effective Date, then CSIRO shall seek partial reimbursement from that licensee for future New Patent Costs paid by Benitec Australia. CSIRO will use reasonable endeavours to have any such partial reimbursement to be reasonably commensurate to the commercial value of rights to the Relevant Patents CSIRO is granting to that licensee. If CSIRO receives payment attributable to New Patent Costs from a licensee, then Benitec Australia’s obligation to pay such New Patent Costs will be reduced by the amount so received by CSIRO.

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(h)	If Benitec Australia determines, at its sole discretion, that it does not wish to pursue a Relevant Patent in any jurisdiction, then CSIRO may discontinue or continue to pursue that Relevant Patent in that jurisdiction and, if continued:

that Relevant Patent (whether a patent or an application) will thereafter:

(i)	cease to be a Relevant Patent; and

(ii)	become licensed to Benitec Australia on a non-exclusive basis, with the right to sublicense on a non-exclusive basis (but sublicences validly granted prior to Benitec Australia’s determination under sub-clause (h) will continue unaffected as will any sublicenses subsequently and validly granted by sub-licensees); and

(iii)	CSIRO may thereafter license that Relevant Patent in any field including the Human Field on a non-exclusive basis.

(i)	The parties shall consult regarding any interference declared in relation to the Relevant Patents. Unless otherwise agreed, if an interference is declared involving:

(i)	one or more of the Relevant Patents, but not involving one of the Other Patents, Benitec Australia shall bear all costs and expenses relating to that interference and must provide funds to cover such costs quarterly in advance as agreed by CSIRO and Benitec Australia;

(ii)	one or more of the Relevant Patents and involving one or more of the Other Patents, Benitec Australia and CSIRO shall bear all costs and expenses relating to that interference in equal shares; or

(iii)	one or more of the Other Patents but not involving one of the Relevant Patents, CSIRO shall bear all costs and expenses relating to that interference.

(j)	Suggesting an interference in respect of a patent application comprised in the Relevant Patents:

(i)	The parties may agree to suggest to the USPTO that an interference be declared pursuant to 37 CFR 41.202(a) in respect of a US patent application comprised in the Relevant Patents, and if an interference is declared consequent on the suggestion, Benitec will bear all costs and expenses relating to that interference in accordance with clause 10.6(i).

(ii)	Subject to clause 10.6(j)(iii), if CSIRO intends to suggest to the USPTO that an interference be declared pursuant to 37 CFR 41.202(a) in respect of a US patent application comprised in the Relevant Patents, and Benitec does not agree, then if an interference is declared consequent solely on the suggestion, as between the parties CSIRO shall bear all costs and expenses relating to that interference.

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(iii)	If the USPTO invites CSIRO as applicant to suggest an interference pursuant to 37 CFR 41.202(a) in respect of a US patent application comprised in the Relevant Patents (for example because the USPTO intends to declare an interference but wishes to give the applicant an opportunity to present its views on how the interference should be declared) or if the USPTO requires CSIRO as applicant to suggest an interference pursuant to 37 CFR 41.202(a) in respect of a US patent application comprised in the Relevant Patents (for example because the USPTO intends to declare an interference but wishes to obtain a clearer definition of the interfering subject matter or to establish whether the applicant will pursue claims to the interfering subject matter) then Benitec will bear all costs and expenses relating to that interference in accordance with clause 10.6(i).

10.7	Relevant Patents proposed to be abandoned

(a)	In the event CSIRO proposes not to continue the prosecution of, or maintain any Relevant Patent in the USA which is subject to a terminal disclaimer or double patenting objection requiring common ownership with one or more other Relevant Patents (hereinafter such patents and applications each being a “Proposed Abandoned US TD Patent”) without filing a continuation or divisional application derived from such a Proposed Abandoned US TD Patent, CSIRO must promptly inform Benitec Australia. To the extent that CSIRO is entitled to, CSIRO must offer Benitec Australia the opportunity to fund the ongoing maintenance of the Proposed Abandoned US TD Patent in reasonably sufficient time to enable Benitec Australia to do so before abandoning the Proposed Abandoned US TD Patent but unless otherwise agreed there shall be no change to the allocation of Commercialisation rights in respect of the Proposed Abandoned US TD Patent.

(b)	In the event CSIRO proposes not to continue the prosecution of, or maintain any Relevant Patent not covered by clause 10.7(a) (hereinafter such patents and applications each being a Proposed Abandoned Patent) without filing a continuation or divisional application derived from such a Proposed Abandoned Patent, then the following provisions apply:

(i)	To the extent that CSIRO is entitled to, CSIRO must offer Benitec Australia the opportunity to take an assignment of the Proposed Abandoned Patent subject to an irrevocable licence-back to CSIRO as follows:

(A)	the assignment of a Proposed Abandoned Patent will be:

1.	for $1.00; and

2.	CSIRO must make such offer in reasonably sufficient time to enable Benitec Australia to offer and take such assignment before abandoning the Proposed Abandoned Patent; and

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(B)	the licence-back to CSIRO will be on a non-exclusive basis for all rights under the Patents and Patent Applications outside Use of the Technology in the Human Field, with the right to sublicence on a non-exclusive basis (but sublicences validly granted prior to CSIRO’s determination under sub-clause (b) will continue unaffected as will any sublicenses subsequently and validly granted by sub-licensees);

(ii)	If clause 10.7(b)(i) does not operate, then , to the extent that CSIRO is entitled to, CSIRO must offer Benitec Australia the opportunity to fund the ongoing maintenance of the Proposed Abandoned Patent in reasonably sufficient time to enable Benitec Australia to do so before abandoning the Proposed Abandoned Patent but unless otherwise agreed there shall be no change to the allocation of Commercialisation rights in respect of the Proposed Abandoned Patent.

11	ADDITIONAL BENITEC PATENTS

11.1	Mutual undertakings

(a)	If an act that CSIRO is permitted to do under clause 5.1, 7.1 or 8.1 of this agreement would infringe a claim of the Additional Benitec Patents, Benitec Australia and Benitec undertake not to assert that claim of the Additional Benitec Patents against CSIRO, its Affiliates or licensees.

(b)	CSIRO undertakes on behalf of itself and its Affiliates not to oppose the grant or apply to revoke or assist anyone to oppose or revoke any patent forming part of or based on the Additional Benitec Patents unless those patents are asserted against CSIRO, its Affiliates or licensees.

12	INDEMNITY

12.1	Indemnity from Benitec Australia

(a)	Benitec Australia shall keep CSIRO indemnified against all third party claims arising out of the exercise by Benitec Australia of its rights under this licence including damages, costs or expenses, including legal costs, in respect of all claims, demands, actions, proceedings or prosecutions.

(b)	Benitec Australia shall procure that each of its sub-licensees shall keep CSIRO indemnified against all third party claims arising out of the exercise by the sub-licensee of its rights under the licence granted to that sub-licensee including damages, costs or expenses, including legal costs, in respect of all claims, demands, actions, proceedings or prosecutions.

Licence Agreement 20 April 2015	30

(c)	The indemnities in clauses 12.1(a) and 12.1(b) shall not apply:

(i)	to the extent that the third party claim is caused by an act or omission of CSIRO, or any act or omission done at CSIRO’s request; or

(ii)	where the exercise by Benitec Australia of its rights under this agreement under a licence granted by CSIRO under an Other Patent results in the infringement of the rights of a third party.

12.2	Indemnity from CSIRO

(a)	CSIRO shall keep Benitec Australia indemnified against all third party claims arising out of the exercise by CSIRO of its rights to Commercialise the Technology under this agreement including damages, costs or expenses, including legal costs, in respect of all claims, demands, actions, proceedings or prosecutions.

(b)	CSIRO shall procure that each of its licensees shall keep Benitec Australia indemnified against all third party claims arising out of the exercise by the licensee of its rights to Commercialise the Technology granted to that licensee including damages, costs or expenses, including legal costs, in respect of all claims, demands, actions, proceedings or prosecutions.

(c)	The indemnities in clauses 12.2(a) and 12.2(b) shall not apply:

(i)	to the extent that the third party claim is caused by an act or omission of Benitec Australia, or any act or omission done at Benitec Australia’s request; or

(ii)	where the exercise by CSIRO of its rights under this agreement under a Human Patent results in the infringement of the rights of a third party.

13	REPRESENTATIONS AND WARRANTIES

13.1	No warranties regarding infringement

In relation to the indemnities granted pursuant to clauses 12.1 and 12.2, each party acknowledges that neither party warrants to the other that the Patents and Patent Applications shall not infringe the rights of a third party, and each party acknowledges that it shall be the responsibility of the Commercialising party to obtain any necessary rights from third parties to Commercialise the Technology by that party.

13.2	Mutual representations and warranties

Each party represents and warrants that:

(a)	(status) it is:

(i)	in the case of CSIRO, a statutory corporation established under the Science and Industry Research Act 1949 (Cth); and

(ii)	in the case of Benitec Australia and Benitec, a company limited by shares under the Corporations Act;

Licence Agreement 20 April 2015	31

(b)	(power) it has full legal capacity and power:

(i)	to own its property and assets and to carry on its business; and

(ii)	to enter into this document and to carry out the transactions that it contemplates;

(c)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this document and its carrying out the transactions that it contemplates;

(d)	(Authorisations) it holds each Authorisation that is necessary or desirable to:

(i)	execute this document and to carry out the transactions that it contemplates; and

(ii)	ensure that this document is legal, valid, binding and admissible in evidence,

(iii)	and it is complying with any conditions to which any of these Authorisations is subject;

(e)	(document effective) this document constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally), subject to any necessary stamping or registration;

(f)	(no contravention) neither its execution of this document, nor the carrying out by it of the transactions that it contemplates, does or will:

(i)	contravene any law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property;

(ii)	contravene any Authorisation;

(iii)	contravene any undertaking or instrument binding on it or any of its property; or

(iv)	contravene its constitution;

(g)	(no Controller) no receiver or manager or mortgagee in possession is currently appointed or acting in relation to any of its property; and

(h)	(no trust) it is not entering into this document as trustee of any trust or settlement.

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13.3	Repetition of representations and warranties

The representations and warranties in this clause are taken to be repeated on the Effective Date, on the basis of the facts and circumstances as at that date.

13.4	Reliance on representations and warranties

Each party acknowledges that the other party has executed this document and agreed to take part in the transactions that it contemplates in reliance on the representations and warranties that are made or repeated in this clause.

14	ASSIGNMENT

(a)	Benitec may assign all of its rights and obligations under this agreement in connection with a Merger (as that term is defined in the Capital Growth Agreement) which values Benitec at least at $25 million, without the prior written consent of CSIRO.

(b)	Subject to clause 14(a), for such time as CSIRO continues to hold an equity interest in Benitec of not less than 3.33% of the issued capital thereof, Benitec Australia must not, without CSIRO’s prior written consent, which may not be unreasonably withheld, sever the connection between CSIRO’s equity interest in Benitec and the rights and obligations under this agreement, by:

(i)	assigning any of its rights and obligations under this agreement to a third party;

(ii)	assigning to a third party substantially all the assets of Benitec Australia relating to the Technology, other than its rights and obligations under this agreement; or

(iii)	sub licensing rights licensed under this agreement on any basis other than on arms’ length terms in return for commercial consideration.

(c)	For such time as CSIRO continues to hold at least a 3.33% equity interest in Benitec, Benitec must continue to hold 100% of the equity interest (directly or indirectly) in Benitec Australia, and may not reduce that interest without CSIRO’s prior written consent, which may not be unreasonably withheld.

(d)	If CSIRO ceases to hold at least a 3.33% equity interest in Benitec, Benitec Australia may assign all of its rights and obligations under this agreement to a third party without the prior written consent of CSIRO, and CSIRO must do all things necessary to assist Benitec Australia to effect the assignment.

(e)	CSIRO may assign all of its rights and obligations under this agreement to an Affiliate without the prior written consent of Benitec Australia or Benitec, and Benitec Australia and Benitec must do all things necessary to assist CSIRO to effect the assignment.

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(f)	Any assignment of rights and obligations under this agreement must include an assignment of all of the assigning party’s rights and obligations hereunder to a single legal entity and the assigning party must procure its assignee to assume all of the assigning party’s obligations under this agreement.

(g)	Notwithstanding anything to the contrary in this agreement, CSIRO may not assign any of the Patents and Patent Applications in a manner that would, in any manner whatsoever, conflict with any Benitec Current Rights.

15	LITIGATION RIGHTS

15.1	Good Faith and Notification of disputes

Each party must notify the other as soon as practicable of (i) any infringement, suspected infringement, or alleged infringement of the Patents or any patents granted on the Patent Applications by any person or party that is not a party to this agreement; and (ii) any attack on the validity of the Patents or Patent Applications.

15.2	Litigation rights

(a)	With effect from 21 August 2006, as between CSIRO and Benitec Australia, CSIRO is to have sole responsibility and control over taking, and the right to take, in CSIRO’s discretion, all relevant actions:

(i)	to enforce, and prevent and stop any infringement of, any Patent or Patent Application in respect of any application in any field, including, without limitation, any Human Field application, wherever in the world; and

(ii)	to defend or establish the validity, enforceability or entitlement to any Patent or Patent Application, whether in legal proceedings or in proceedings before a patent office (including without limitation by defending any claim, counter-claim, objection, interference action or opposition concerning the validity of or entitlement to any Patent or Patent Application), and Benitec and Benitec Australia must provide all reasonable assistance to CSIRO’s taking of such action.

(b)	CSIRO will keep Benitec Australia fully informed as to any proceedings concerning any actual or suspected infringement of the Patents and Patent Applications. Benitec Australia will have a right to comment on and have input prior to any of the actions described in clause 15.2(a) to the extent that they relate to the Technology in the Human Field, and CSIRO must reasonably consider all Benitec Australia’s relevant proposals.

(c)	If CSIRO commences proceedings against any person for infringement of a Relevant Patent at the request of Benitec Australia,

Licence Agreement 20 April 2015	34

then Benitec Australia shall bear all costs and expenses of the proceedings and indemnify CSIRO against any claim, action, damage, loss or liability arising out of the litigation and any related action including any counterclaim for revocation of a patent but Benitec Australia shall be solely entitled to any amounts gained by resolution of the proceedings, subject to payment of amounts (if any) due and payable under the Transition Agreement). Benitec Australia must provide funds to cover such costs quarterly in advance as agreed by CSIRO and Benitec Australia.

(d)	Benitec Australia acknowledges that, as of the Effective Date, CSIRO owes certain input and consultation rights to third parties in respect of its exercise of its rights under clause 15.2(a) relating to the Relevant Patents (the “Existing Input and Consultation Rights”). Notwithstanding the existence of the Existing Input and Consultation Rights, without derogating from Benitec’s rights under clauses 15.2(b) and 15.2(c), the parties acknowledge and agree that CSIRO must exercise independent discretion concerning its exercise of its rights under clause 15.2(a) concerning the Relevant Patents.

15.3	Obligations of Sublicensees

Each sub-licence granted by a party of all or any of its rights under the Patents and Patent Applications must include provisions to the effect that:

(a)	the sub-licensee may not commence suit under the licensed Patents or Patents Applications without the prior written consent of CSIRO;

(b)	where agreement is given by CSIRO for the sub-licensee to commence suit under the Patents or Patent Applications, the licensee shall, if required, indemnify CSIRO against all costs and expenses associated with the litigation regardless of whether CSIRO is joined in the litigation voluntarily or involuntarily; and

(c)	where agreement is given by CSIRO for the sub-licensee to commence suit under the patent or patents, CSIRO shall, if necessary and at the cost of the sub-licensee, lend its name to such proceedings and provide all other reasonable assistance to the sub-licensee in commencing and undertaking the proceedings.

15.4	Indemnity by sub-licensor in favour of other party

In the event that a party’s sub-licensee is unable or otherwise fails to indemnify the other party in accordance with the indemnity required under clause 15.3, the party who granted the sub-licence to that sub-licensee must assume the sub-licensee’s obligation to indemnify the other party.

16	CONFIDENTIALITY AND PUBLICITY

16.1	Confidentiality

(a)	Subject to clause 16.1(c), neither party may disclose to any person the terms of this agreement other than for the following purposes:

(i)	enforcing this agreement or as required by law;

Licence Agreement 20 April 2015	35

(ii)	complying with the regulations or general requirements of a relevant regulator or Government Agency;

(iii)	if a party is a Government Agency, as necessary or desirable to satisfy the accountability requirements of the party to its respective Minister, Government or Parliament;

(iv)	complying with listing rules of the Australian Stock Exchange and any other stock exchanges;

or for informing the parties’ respective:

(v)	professional advisers and financiers;

(vi)	actual and prospective lenders or insurers;

(vii)	actual and prospective licensees;

(viii)	prospective business partners including in the context of due diligence which relates to that prospective business dealing;

(ix)	in the case of Benitec Australia, any prospective shareholders or prospective purchasers of assets of Benitec Australia;

provided that any disclosure pursuant to clause 16.1(a)(v)-(ix) is on a confidential basis pursuant to a written confidentiality agreement.

(b)	Each party must use its best endeavours to ensure that none of its employees, servants, agents, officers or advisers disclose any such information other than in accordance with this clause 16.

(c)	It shall not be a breach of this clause 16 for a party to make a public statement in a form agreed between the parties in accordance with clause 16.2.

16.2	Publicity

All public statements by a party or their Affiliates relating to their relationship with the other party or which otherwise use the other party’s name must be approved in writing by the other party in advance of disclosure or release.

17	DISPUTE RESOLUTION

17.1	Parties to engage in mediation

In the event that a dispute arises under this agreement (the Dispute), instead of commencing proceedings in courts, the parties agree to comply with the process under this clause 17 in the following order:

(a)	A party claiming a Dispute has arisen with the other party must promptly notify the relevant other party of the Dispute, together with

Licence Agreement 20 April 2015	36

details of the Dispute. On receipt of the notification, the other party must involve one of its senior executives to negotiate in good faith to resolve the Dispute;

(b)	If the Dispute is not resolved within 30 days of the notification referred to in clause 17.1(a) being issued, then the parties must refer the Dispute for mediation by a mediator agreed to by the parties or in the event of the parties failing to agree on such mediator within the following 5 days, a person nominated by the Chairman of the Australian Commercial Disputes Centre or any successor entity or any other entity agreed upon by the parties (ACDC). The Dispute is to be mediated in accordance with the ACDC Mediation Guidelines. The mediator’s costs will be borne equally by the relevant parties; and

(c)	If the Dispute is not resolved within 30 days of the appointment of the mediator referred to in clause 17.1(b) the parties must refer the Dispute to arbitration before a panel of three arbitrators comprising of an arbitrator being nominated by each party and a third arbitrator being nominated by the first-mentioned arbitrators or in the event of the arbitrators failing to agree on the third arbitrator within 5 days of referral from the mediator, an arbitrator nominated by the Chairman of the ACDC.

17.2	Guidelines for arbitration

Any such arbitration shall be confidential and shall be conducted in accordance with the ACDC Arbitration Guidelines. Subject to any rights of appeal from such determinations provided under common law or statute, the parties agree that the determination of the arbitrators will be final and binding on the relevant parties. The arbitrators’ costs will be borne by the party against whom a determination is made.

17.3	Reserved rights

This clause 17 does not prevent a party from seeking interlocutory relief through courts of appropriate jurisdiction. Each party agrees that this clause 17.3 does not permit it to seek a final determination by any court on any Dispute in respect of which it seeks interlocutory relief.

18	TERMINATION

18.1	Termination by either party

(a)	Notwithstanding any other provision in this agreement, a party may at any time immediately terminate any licence granted by it under this agreement if an Insolvency Event occurs in respect of the other party.

(b)	An Insolvency Event, however, shall not give rise to any right to terminate the rights granted by the parties under clauses 4.3 and 5 of this agreement, and it is agreed that the grant of rights under those clauses is irrevocable.

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18.2	Termination not to affect accrued rights of action

The termination of this agreement shall not affect any right of action which may have accrued to either party in respect of any breach prior to the date of such termination.

18.3	Breach not giving right to terminate

If there is any breach by Benitec Australia of any obligation owed by Benitec Australia to CSIRO under this agreement or any other agreement between the Parties (including any agreement having a party, in addition to the parties, one or more third parties) that relates in any way to Benitec Current Rights, CSIRO’s rights in response to such breach will not, on any account, include the right to terminate, qualify or in anyway whatsoever diminish or otherwise affect Benitec Current Rights.

18.4	Consequences of termination

Notwithstanding any other provision in this agreement, if CSIRO terminates a licence to Benitec Australia in respect of the Other Patents under clause 18.1, Benitec Australia must, following a written request by CSIRO, take any steps necessary to ensure that any sublicences granted by Benitec Australia, or by a sublicensee of Benitec Australia, in respect of such terminated licence rights are, at CSIRO’s absolute discretion, either immediately terminated or, in respect of a licence to the Other Patents, if severable from any remaining licence to the Relevant Patents, novated from Benitec Australia to CSIRO (in which all benefits that would have accrued to Benitec Australia after the date of termination are transferred to CSIRO, and no liabilities accrued by Benitec Australia prior to the date of termination are transferred to CSIRO), such that any selected sublicence agreements, insofar as they relate to the Other Patents, will immediately take effect between the sublicensee and CSIRO.

19	GST

19.1	Consideration GST exclusive

Unless expressly stated otherwise in this agreement, all amounts payable or consideration to be provided under this document are exclusive of GST.

19.2	Payment of GST

If GST is payable on any supply made under this document, for which the consideration is not expressly stated to include GST, the recipient agrees to pay to the supplier an additional amount equal to the GST at the same time that the consideration for the supply is to be provided. However:

(a)	the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice or an adjustment note; and

(b)	if an adjustment event arises in respect of the supply, the additional amount will be adjusted to reflect the adjustment event and the recipient or the supplier (as the case may be) must make any payments necessary to reflect the adjustment.

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19.3	Reimbursements

If a party is required under this document to indemnify another party or pay or reimburse costs of another party, that party agrees to pay:

(a)	the relevant amount less any input tax credits to which the other party (or to which the representative member for a GST group of which the other party is a member) is entitled; and

(b)	if the indemnity or payment or reimbursement is subject to GST, an amount equal to that GST, in accordance with clause 19.2 (“Payment of GST”).

19.4	Interpretation

All expressions used in this clause 19 which are defined in the GST Law have the meanings given to them in the GST Law. GST Law has the same meaning it has in the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

20	COMMON INTEREST PRIVILEGE

20.1	Acknowledgements

Without derogating from existing common interest privilege agreements between the parties, CSIRO, Benitec and Benitec Australia acknowledge that:

(a)	they have certain common and mutual interests in connection with the Patents and Patent Applications, including the prosecution, maintenance, defence and enforcement thereof;

(b)	certain information relating to the prosecution, maintenance, defence and enforcement of the Patents and Patent Applications is confidential and may be subject to Privilege (“Information”);

(c)	they may need to exchange Information from time to time during the Term for the purposes of this agreement; and

(d)	by exchanging Information, CSIRO, Benitec or Benitec Australia do not intend to waive any Privilege that may apply to that Information or otherwise compromise the confidentiality of that Information in any way.

20.2	Further agreement

CSIRO, Benitec and Benitec Australia agree to enter into a further agreement if necessary to protect the confidentiality and Privilege of any Information exchanged by the parties pursuant to this agreement.

20.3	Interpretation

For the purpose of this clause 20, “Privilege” or “Privileged” means the doctrine of legal professional privilege, attorney client privilege, work-product privilege, patent attorney privilege or any other applicable privileges or protection that may apply to communications between a legal adviser, patent attorney (or patent agent) or trade mark attorney (or trade mark agent) and another person.

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21	GENERAL

21.1	Proper Law

This agreement will be governed by the laws of the State of New South Wales. The parties agree to submit to the non-exclusive jurisdiction of the Courts of the State of New South Wales.

21.2	Force Majeure

(a)	Where a Force Majeure Event prevents or delays a party from performing any obligation under this agreement and that party immediately gives each other party notice of the Force Majeure Event as soon as possible, that obligation is suspended to the extent that, and for so long as, it is affected by the Force Majeure Event.

(b)	No failure or omission by a party in the performance of any obligation under this agreement during the term of a Force Majeure Event will be deemed to be a breach of this agreement.

21.3	Notices

Any notice or other communication, including but not limited to, any request, demand, consent or approval, to or by a party:

(a)	must be in legible writing and in English and:

(i)	if to Benitec Australia or to Benitec:

Address:	c/o FAL Lawyers
16/356 Collins Street
Melbourne Vic 3000

Attention:	Chief Executive Officer

Telephone:	(03) 9642 2252

Fax:	(03) 9642 2272

(ii)	if to CSIRO:

Address:	CSIRO Executive Offices
Riverside Corporate Park
Julius Avenue
North Ryde NSW

Attention:	General Manager, IP, Licensing, and Technology Transfer Support

Telephone:	(02) 9490 8255

Facsimile:	(02) 9490 8260

or as specified to the sender by any party by notice;

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(b)	is regarded as being given by the sender and received by the addressee:

(i)	if by delivery in person, when delivered to the addressee;

(ii)	if by post, three (3) Business Days from and including the date of postage; or

(iii)	if by facsimile transmission, whether or not legibly received, when received by the addressee, but if delivery or receipt is on day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following business day; and

(c)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

21.4	Severability

The invalidity or unenforceability of any one or more of the provisions hereof shall not invalidate or render unenforceable the remaining provisions of this agreement. Any illegal or invalid provision of this agreement shall be severable and all other provisions shall remain in full force and effect.

21.5	Relationship of parties

The relationship between the parties pursuant to this agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the parties. No party shall by virtue of this agreement have the authority to oblige or bind any other party to any third party in any manner whatsoever.

21.6	Waivers

Failure by a party to insist upon the performance of any one or more of the terms of this agreement shall not be deemed to be a waiver of any right and remedies that the relevant party may have and will not be deemed a waiver of any subsequent breach or default. No provision of this agreement will be deemed to have been waived by a party unless such waiver is in writing signed by an officer of that party giving notice in that behalf.

21.7	Counterparts

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

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21.8	Costs and expenses

(a)	Each party must pay its own costs and expenses in respect of:

(i)	the preparation of subsequent drafts of the foregoing agreements,

(ii)	the negotiation, preparation, execution and delivery of the foregoing agreements;

(iii)	stamping and registering such agreements (if applicable); and

(iv)	any other documentation related to the transactions contemplated by these agreements.

(b)	Any action to be taken by a party in performing its obligations under this agreement must be taken at its own cost and expense, unless otherwise provided in this agreement.

21.9	Compliance with applicable requirements

Each party must comply with all statutory and common law requirements relating to the performance of its obligations under this agreement.

21.10	Cumulative rights

The rights of the parties arising out of or under this agreement are cumulative and do not exclude any other right of the parties.

21.11	Further assurances

Each party must do all things and execute all further documents necessary to give effect to this agreement.

21.12	Operation of indemnities

(a)	Each indemnity in this document survives the expiry or termination of this document.

(b)	A party may recover a payment under an indemnity in this document before it makes the payment in respect of which the indemnity is given.

21.13	Set off

CSIRO may set off any amount owing by Benitec or Benitec Australia to CSIRO (whether or not due for payment) against any amount due for payment by CSIRO to Benitec or Benitec Australia under this agreement. CSIRO may do anything necessary to effect any set-off under this clause (including varying the date for payment of any amount owing by Benitec or Benitec Australia to CSIRO).

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21.14	Exclusion of contrary legislation

Any legislation that adversely affects an obligation of a party, or the exercise by a party of a right or remedy, under or relating to this document is excluded to the full extent permitted by law.

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Licence Agreement

Schedule 1 - Patents And Patent Applications

Part 1 – Patents and Patent Applications (Relevant Patents and Other Patents)

Country	Application (Grant No.)
PCT	PCT/IB99/00606 (published as WO99/53050)
Australia	29514/99 (760041)
Australia	2003227291
Australia	2007201023
Australia	35647/02
Canada	2325344
Europe	99910592.7 (EP1068311)
Japan	2000-543598
China	ZL99805925.0 (CN1202246-C)
New Zealand	507093
USA (Provisional)	60/198,254
USA (Provisional)	60/198,240
USA	09/056,767
USA	09/127,735
USA	09/287,632
USA	11/364,183
USA	11/607,062
USA	11/841,737
Australia (Provisional)	PP2492
Australia (provisional)	PP2499
PCT	PCT/AU99/00195 (published as WO99/49029)

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Australia	29163/99 (743316)
Australia	2001100608
Australia	95225/01
Australia	35647/02
Australia	2005209648
Australia	2005211538
Australia	2005202658
Australia	2008249157
Brazil	PI9908967
Brazil	PI9917642-4
Canada	2323726
Canada	2487328
Canada	2513336
China	99804255.2
China	200510083325.1
Czech Republic	PV2000-3346 (CZ 295108)
Europe	99910039.9
Europe	04015041.9
Europe	05013010.3
Europe	070008294
Great Britain	GB 2353282
Hong Kong	01105904.3 (1035742B)
Hungary	PO101225
Hungary	PO500631
India	2000/00169DEL
India	3413/DELNP/2005
Japan	P2000-537990

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Japan	2005-223953
Japan	2007-302237
Korea	7010419/2000
Korea	7005341/2006
Mexico	008631/2000
Mexico	PA/a/2005/006838
New Zealand	506648
New Zealand	525941
New Zealand	536674
New Zealand	547283
Poland	P.343064
Poland	P.377017
Singapore	200004917-1 (SG 75542)
Singapore	200205122-5
Singapore	200503921-9
Slovakia	PV1372-2000
South Africa	2000/4507 (2000/4507)
United States	09/100,812 (US6,573,099)
United States	09/997,905
United States	10/346,853
United States	10/759,841
United States	09/646,807
United States	10/646,070
United States	10/821,710
United States	10/821,726
United States	11/180,928
United States	11/218,999

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and any other patent or patent application claiming priority from PP2492 or PP2499, US Patent Application Numbers 09/100,812, or 09/100,813, or 09/056,767, or 09/127,735, or 09/287,632, or 60/198,240 or 60/198,254, and divisional applications from any of the patents and patent applications listed in this part 1 of Schedule 1 and any amendments, continuation or continuation-in-part applications, extensions, re-issues or re-grants of or to all or any of the patents and patent applications listed in this part 1 of Schedule 1 together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, re-examinations, extensions, divisions, renewals, substitutions, confirmations, registrations, re-validations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing.

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Part 2 – Relevant Patents

[Patents and Patent Applications formerly solely owned or co-owned by Benitec]

Section (a)

Relevant Patents are the patents and patent applications set out in Section (b) of this Part 2 which are Human and Animal Patents or Human Patents and not Plant or Animal Patents, Non-dd/vvRNAi Patents or Eukaryote Patents, where:

1.	Human and Animal Patents means each of the Patents and Patent Applications in which at any time after the date of this agreement one or more claims would be infringed by the application of the Technology to Animals and would be infringed by the application of the Technology to Humans, provided that such Patents or Patent Applications are not Eukaryote Patents;

2.	Human Patents means each of the Patents and Patent Applications in which at any time after the date of this agreement all claims are restricted solely to the application of the Technology to Humans provided that application of the Technology to Animals would not infringe such Patents or Patent Applications;

3.	Plant or Animal Patents means each of the Patents and Patent Applications in which at any time after the date of this agreement all claims are restricted solely to:

(a)	the application of the Technology to Plants; or

(b)	the application of the Technology to Animals,

provided that application of the Technology to Humans would not infringe such Patents or Patent Applications;

4.	Non-dd/vvRNAi Patents means each of the Patents and Patent Applications in which at any time after the date of this agreement all claims are restricted solely to applications that do not involve application of the Technology; and

5.	Eukaryote Patents means each of the Patents and Patent Applications in which at any time after the date of this agreement all claims are directed to eukaryotes, including eukaryotic cells, provided that no claims are directed to any one or more specific eukaryotes (including specific eukaryotic cells) other than Plants or Insects.

In accordance with the definition of ‘Other Patents’ if a Patent or Patent Application does not or ceases to meet the criteria for a Relevant Patent then it is an Other Patent.

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Section (b)

Country	Application (Grant No.)
Australia	29163/99 (743316)
Australia	2005209648
Australia	2005211538
Australia	2008249157
Brazil	PI9908967
Canada	2323726
Canada	2487328
China	99804255.2
Czech Republic	PV2000-3346 (CZ 295108)
Europe	99910039.9
Europe	04015041.9
Europe	070008294
Great Britain	GB 2353282
Hong Kong	01105904.3 (1035742B)
Hungary	PO101225
India	2000/00169DEL
Japan	2007-302237
Korea	7010419/2000
Mexico	008631/2000
New Zealand	506648
New Zealand	547283
Poland	P.343064
Singapore	200004917-1 (SG 75542)
Singapore	200205122-5
Slovakia	PV1372-2000
South Africa	2000/4507 (2000/4507)

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United States	09/100,812 (US6,573,099)
United States	10/346,853
United States	10/759,841
United States	09/646,807
United States	10/646,070
United States	10/821,710
United States	10/821,726
United States	11/218,999

and any other patent or patent application claiming priority from PP2492 or PP2499, US Patent Application Numbers 09/100,812, or 09/100,813, or 09/056,767, or 09/127,735, or 09/287,632, or 60/198,240 or 60/198,254, and divisional applications from any of the patents and patent applications listed in this part 2 of Schedule 1 and any amendments, continuation or continuation-in-part applications, extensions, re-issues or re-grants of or to all or any of the patents and patent applications listed in this part 2 of Schedule 1 together with any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents, certificates and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, re-examinations, extensions, divisions, renewals, substitutions, confirmations, registrations, re-validations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing.

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Licence Agreement

Schedule 2 - Additional Benitec Patents

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (WO 01/70949 (PCT/AU01/00297)) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (BR PI0109269-3) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (CA 2403162) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (CN 01808640.3) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (EP 01911291.1) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (GB 0224195.8) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (JP 2001-569332) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (KR 10-2002-7012237) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (MX PA/2002/009069) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (NZ 521489) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (PL 358230) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (SG 200205559-8) Genetic silencing.

Graham, M.W., Rice, R.N., Reed, K.C. and Murphy, K.M. (US 10/245,805) Genetic silencing.

Graham, M.W., Rice, R.N., Reed, K.C. and Murphy, K.M. (ZA 2002/7428) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (AU 2001240375) Genetic silencing.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (PCT/AU03/01177) Genetic silencing.

Priority Documents

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Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (2000) Genetic silencing. AU PQ6363.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (2001) Genetic silencing. AU PR2700.

Graham, M.W., Rice, R.N., Murphy, K.M. and Reed, K.C. (2002) Genetic silencing. AU 2002951347.

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Licence Agreement

Schedule 3 - Insolvency Event

Insolvency Event means, in respect of a CSIRO Entity or a Benitec Entity constituted under Australian law:

(a)	an order being made and not being set aside within 75 days, or Benitec Entity or CSIRO Entity passing a resolution, for its winding up;

(b)	an Administrator being appointed to Benitec Entity or CSIRO Entity;

(c)	Benitec Entity or CSIRO Entity resolving to appoint a Controller or analogous person to Benitec Entity or CSIRO Entity with respect to all or substantially all of Benitec Entity’s or CSIRO Entity’s property (as relevant) or the Technology;

(d)	the appointment of a Controller to Benitec Entity or CSIRO Entity with respect to all or substantially all of Benitec Entity’s or CSIRO Entity’s property (as relevant) or the Technology being made (whether or not following a resolution or application) and not being set aside within 75 days;

(e)	the appointment of a provisional liquidator, trustee for creditors or in bankruptcy or analogous person with respect to Benitec Entity or CSIRO Entity or all or substantially all of Benitec Entity’s property CSIRO Entity’s property (as relevant) or the Technology being made (whether or not following a resolution or application) and not being set aside within 75 days;

(f)	Benitec Entity or CSIRO Entity being taken under section 459F(1) of the Corporations Act to have failed to comply with a Statutory Demand provided that the amount of the relevant Statutory Demand exceeded US$1 million and final judgement has been entered against Benitec Entity or CSIRO Entity;

(g)	Benitec Entity or CSIRO Entity is unable to pay all its debts as and when they become due and payable; or

(h)	any analogous event under the law of any applicable jurisdiction but only to an entity based in that jurisdiction,

unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation.

Insolvency Event in relation to a Benitec Entity or a CSIRO Entity constituted under United States law means:

(a)

Benitec Entity or CSIRO Entity (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due unless such debts are the subject of a bona fide dispute, (ii) files for, or

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consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to substantially all of its property or the Technology, (v) is adjudicated after notice and a hearing as insolvent or (vi) files for, resolves to undertake, or undertakes dissolution, winding-up or liquidation; or

(ii)	a court or governmental authority of competent jurisdiction enters an order (A) appointing, without the consent of Benitec Entity or CSIRO Entity, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to substantially all of its property or the Technology, (B) constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or (C) providing for the dissolution, winding-up or liquidation of Benitec Entity or CSIRO Entity; or (ii) a petition commencing a proceeding to obtain any such order is filed against Benitec Entity or CSIRO Entity by any person and seventy-five (75) calendar days shall have expired without dismissal of such petition; provided, however, that none of the foregoing shall constitute an “Insolvency Event” for the purposes of this document if CSIRO or Benitec (as relevant) files or joins or causes to be filed such petition; and provided, further, that nothing in this document shall prohibit, preclude, waive or limit in any way whatsoever any right CSIRO or Benitec (as relevant) has under any applicable law to file, join or take any other action in connection with such a petition or proceeding.

Any capitalised term used in this Schedule but not defined in this Agreement (eg. “Benitec Entity”) has the meaning given in the Capital Growth Agreement.

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Signing page

DATED: 23 December 2009

EXECUTED as an agreement

SIGNED by as authorised representative for COMMONWEALTH SCIENTIFIC AND INDUSTRIAL RESEARCH ORGANISATION in the presence of:	)
)
)
)
)
)
)
/s/ Bronwyn Jane Scott	)	/s/ J P Bingley
)
Signature of witness	)	Signature of authorised signatory on behalf of COMMONWEALTH SCIENTIFIC AND INDUSTRIAL RESEARCH ORGANISATION
)
BRONWYN JANE SCOTT	)
)
Name of witness (block letters))

EXECUTED by BENITEC AUSTRALIA LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	)
)
)
)
)
)
/s/ Peter Francis	)	/s/ Sue MacLeman
)
Signature of director	)	Signature of director~~/company secretary~~*
)
PETER FRANCIS	)	* delete whichever is not applicable
)
Name of director (block letters)		SUE MACLEMAN

Name of director~~/company secretary~~* (block letters)

* delete whichever is not applicable

Licence Agreement 20 April 2015	55

EXECUTED by BENITEC LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	)
)
)
)
)
)
/s/ Peter Francis	)	/s/ Sue MacLeman
)
Signature of director	)	Signature of director~~/company secretary~~*
)
PETER FRANCIS	)	* delete whichever is not applicable
)
Name of director (block letters)		SUE MACLEMAN

Name of director~~/company secretary~~* (block letters)

* delete whichever is not applicable

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